Exhibit 10.1

Agreement for Services

This Agreement for Services (“Agreement”) is entered into on August 1, 2013, by and between MorrisAnderson & Associates, Ltd., (“MA” or “MorrisAnderson”) a corporation duly organized and existing under the laws of the State of Illinois, with corporate offices located at 55 West Monroe Street, Suite 2500, Chicago, Illinois 60603, and Global Axcess Corp, a Nevada corporation and as a Debtor-In-Possession in the bankruptcy case and its various subsidiaries (“Client”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Scope of Work. From time-to-time, Client shall call upon David Bagley of MorrisAnderson to perform services for Client or on behalf of Client for its shareholders, creditors or others. This document contains the terms of this Agreement. The description of work to be performed is as follows:

•	David Bagley, MorrisAnderson, will act as Chief Operating Officer (COO) on behalf of the Client, and act as an officer and board member as requested by the Client
•	Assist the debtor and counsel in preparing a plan of reorganization
•	Prepare financial schedules and analyses in support of the plan of reorganization
•	Develop supporting schedules for various court filings
•	Create a cash budget and forecast for operations during the bankruptcy process
•	Manage cash and all expenditures of the debtor
•	Control employment of employees, contractors and professionals on behalf of the debtor
•	Oversight and analysis of claims
•	Any other lawful tasks as requested by Client.

Any material changes to MA’s Scope of Work shall be documented by a written Amendment to this Agreement.

2.	Compensation. Client will pay MA for work performed at a rate or fee commensurate with the background and experience of the individual assigned by MA who performs services pursuant to the terms of this Agreement. Such hourly, daily, weekly or monthly rates may be adjusted by MA upon 30 days written notice to Client. MA will invoice weekly for services performed and expenses incurred hereunder and payment shall be made within three business days upon presentation of invoice by wire transfer or ACH as follows:

Wire Transfer:

Bank of America – Chicago, IL

ABA#: [_________] (for the account of MorrisAnderson & Associates, Ltd.)

Account #: [_________]

ACH:

Bank of America – Chicago, IL

ABA#: [_________] (for the account of MorrisAnderson & Associates, Ltd.)

Account #: [_________]

Consulting fees for the work described above will be based on the following billing rates:

David Bagley	$395/hour, capped at $16,000 a week
Consultants and Managers	$250 - $350/hour
Managing Directors	$350 - $400/hour
Principals	$425 - $525/hour
Administrative	$75 - $100/hour

If Client does not pay MA according to the terms specified in this Agreement, then MA will be entitled to charge 2% per month or portion thereof on any unpaid balances and also will be entitled to recover attorney fees and other costs incurred in the collection of any unpaid balance.

3.	Reimbursement of Expenses. Client agrees to reimburse MA for all reasonable and necessary, documented and appropriately itemized out-of-pocket expenses that are incurred directly relating to any work undertaken. All such expenses shall be invoiced at cost.

4.	Rights to Work Product. Client shall retain exclusive rights and ownership of all work product created under this Agreement. Work product includes reports issued but excludes, among other things, all working papers of MA and any correspondence, memoranda, calculations, notes, etc. that MA may have used in the development of the reports above or such working papers or in the performance of any work on behalf of the Client.

5.	Cancellation. Either party hereto may terminate this Agreement hereunder by giving three (3) business days written notice to the other party. Upon such termination of this Agreement, Client will pay MA for all compensation due in accordance with Paragraph 2 plus all outstanding and unreimbursed expenses in accordance with Paragraph 3. MA shall promptly deliver all work product to client after termination.

6.	Personnel. Each party hereto agrees that it will not employ or contract with any personnel or representatives of the other party hereto during the period of work provided for hereunder and for a period of one (1) year thereafter without the written consent of the other party. This prohibition on employing personnel or representatives of the other party extends to and bars employment, or contracting, either directly or indirectly, by each parties’ principals, owners, investors, subsidiaries and affiliates, and any of their successors or assigns, or any other entities in which any of the principals, owners or investors have more than a five percent (5%) ownership or investment interest. In the event any personnel or representative is employed or contracted with contrary to this paragraph, the employing/contracting party will pay the other party one-third (1/3) of the first full year total expected cash compensation to be paid by the employing/contracting party at time of hire, regardless of when compensation is actually paid to the employed/contracted personnel or representative. In any dispute under this provision, the prevailing party will be entitled to its attorney fees and costs from the other party.

7.	Independent Contractor. Neither MA nor any of its personnel, nor any entity or personnel performing work or services hereunder shall be deemed to be an agent, employee, officer or director of Client. Instead, they shall be deemed to be an independent contractor for Client (except for any personnel of MA who serves as an elected corporate officer, director, executive or other employee who shall be considered an agent or employee of Client). MA is a Consultant. MA is being retained by Client only as a consultant. MA is not being hired or retained as an employee, officer or director of Client. In making decisions with respect to consulting with Client under this Agreement or taking any other action related to or in connection with this Agreement, MA shall have no liability to any third party, and shall not be deemed to be in control of the operations of the Client, or to be an “owner or operator” or acting as a “responsible person” or managing agent with respect to the operation or management of the Client unless MA specifically is engaged for that purpose.

8.	Limitation of Liability. MA assumes no responsibility or liability under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action taken by Client in following or declining to follow any advice or recommendations of MA. MA shall only be liable to Client by reason of acts by MA constituting gross negligence, bad faith or willful misconduct. MA makes no express or implied representations and/or warranties (including any warranties as to merchantability or fitness) of any kind. MA shall not be liable for any loss or damages resulting from its performance or failure to perform or resulting from Clients’ reliance on counsel given. MA shall not be liable for any consequential or special damages arising out of the performance of the work or the failure to perform the work or services or for counsel given.

9.	Indemnification. The Client agrees to indemnify, defend and hold harmless MA and its principals, managing directors, officers, shareholders, agents and employees of MA (“Indemnified Party or Parties”) for any legal damage liabilities of any kind realized by MA in the defense of any equitable remedies or other expenses incurred by them as a result of the work performed this agreement, as and when incurred, in connection with investigating, in respect thereof, whether or not in connection with pending or threatened litigation, and whether or not any Indemnified Party is a party thereto; provided, however, that the Client shall not be liable under the foregoing indemnity agreement in respect of any liability to the extent that such liability is found in a final judgment by a court of competent jurisdiction, to have resulted from MA’s gross negligence, bad faith or willful misconduct in the performance of its duties under this Agreement. The Client agrees that reliance by MA on any publicly-available information, the information supplied by the Client to MA in connection with said Agreement, or any directions furnished by the Client shall not constitute negligence, bad faith or willful misconduct by MA.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to said Agreement but it is found in a final judgment by a court of competent jurisdiction, that such indemnification may not be enforced in such case in whole or in part because such indemnity violates any law or public policy, the Indemnified Parties, on the one hand, and the Client, on the other hand, shall each contribute to the amount paid or payable as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties, on the one hand, and the Client, on the other hand, and the relative benefits to the Indemnified Parties, on the one hand, and the Client, on the other hand, shall also be taken into account. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing in this paragraph, MA shall not be obligated to contribute any amount that exceeds the amount of fees received by MA hereunder.

10.	Confidentiality and Independence. MA will maintain in strict confidence any and all information of a non-public nature relating to Client or its business that it may gain or develop in the course of its engagement by Client (including, without limitation, its own work product and advice to Client), and will not disclose any such information to any person during or after its engagement by Client except with the consent of Client, as permitted by law, as required in the administration of the bankruptcy case or as otherwise required by court order or subpoena, or required by a regulatory subpoena. In addition, if information is communicated to MA or developed by MA at any time which indicates that Client or any of its affiliates, officers, employees, or shareholders may have been or may be involved in fraudulent activities of any nature, such information may be disclosed to any third party as MA, in its sole discretion, deems appropriate.

MA will not without Client’s consent during the term of this Agreement nor for a period of three (3) years thereafter knowingly utilize this confidential information in any work other than for Client.

MA receives referrals and maintains business relationships with banks, insurance companies, financial organizations, investors, attorneys, etc. on a regular basis and has a variety of financial interests. Such relationships and interests, however, are always dealt with separately from Client’s business.

11.	D&O Insurance. In the event a MA consultant is contracted by Client to serve in an elected Officer or Director Position for Client, that consultant shall be immediately added to Client’s Director and officer (D&O) Insurance Policy coverage, should one exist. If no policy exists, then MA will utilize its own policy, with any documented incremental cost being charged to the Client.

12.	Arbitration. All disputes with regard to this Agreement or its application or interpretation including without limitation disputes or disagreements concerning MA’s satisfaction of requirements relating to all compensation issues or other payments hereunder, shall be settled and determined pursuant to arbitration by a single arbitrator in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force. The decision of the arbitrator shall be final and binding on all parties. The cost of such arbitration (including each parties’ reasonable attorney fees and reasonable costs of preparation and presentation of their cases) shall be borne by the losing party as so designated by the arbitrator. Each party to any such arbitration shall request that the arbitrator make such designation. In the event that the arbitrator makes no such designation, each party shall pay his or its own costs and expenses except as provided herein.

13.	Authorization. Client warrants and represents that this Agreement has been duly authorized by Client’s Board of Directors and that this Agreement represents a valid and binding obligation of Client.

14.	Governing Law. The terms of this Agreement shall be construed, interpreted and enforced under laws of the State of Illinois without regard to the State of Illinois rules concerning conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MorrisAnderson & Associates, Ltd.		Client: Global Axcess Corp

By:	/s/ Howard Korenthal	By:	/s/ Kevin L. Reager

Its:	Principal and COO	Its:	President & CEO

Dated:	8/1/2013	Dated:	8/1/2013

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